ARTICLES OF INCORPORATION
                                       OF
                                  HWS MAI CORP.


         The undersigned, a subscriber to these Articles of Incorporation, a natural person, competent to contract, hereby forms a corporation under the laws of the State of Florida:

                                 ARTICLE I. NAME

         The name of this corporation shall be:

                                  HWS MAI CORP.

                              ARTICLE II. PURPOSES

         The general nature of the business to be transacted by this Corporation is:

         (1) To engage in the acquisition, merger, and purchase of privately held businesses.

         (2) To engage in capital ventures and business enterprises of all kinds, whether as a promoter, partner, member, or associate, broker or as a member of such enterprises.

         (3) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Florida.

                               ARTICLE III. POWERS

         This Corporation shall have the following powers:

         (1) To do each and everything necessary, suitable or proper for the accomplishment of any one of more of the foregoing purposes or the attainment of any one or more of the foregoing objects or conducive to or expedient for the interest or benefit of the corporation and to contract accordingly, and , in addition, to exercise and possess all powers, rights and privileges necessary or incidental to the purposes for which the corporation is organized or to the activities in which it is engaged and any other rights.

         (2) To have and exercise, in addition to the foregoing, all powers, privileges and rights conferred on ordinary corporations by the laws of the State and all powers and rights incidental or conductive to carrying out the purposes for which this Corporation is formed, except such as are inconsistent with the express provisions of the act under which this Corporation is incorporated, and to do any such thing anywhere, and the enumeration of the foregoing powers shall not be held to limit or restrict in any manner the general powers which may be law or possessed by this Corporation, all of which are hereby expressly claimed.

                            ARTICLE IV. CAPITAL STOCK

         This Corporation is authorized to have Two Hundred Million (200,000,000) shares of common stock at $.00002 per share par value which shares shall be designated "Common Shares." The Common Shares shall be divided into two classes, Class A Common Shares and ordinary Common Shares.

         The Corporation is authorized to issue up to 50,000,000 Class A Common Shares; the reminder of the Common Shares shall be ordinary Common Shares. Class A Common Shares shall be converted automatically into ordinary Common Shares upon sale, death, or other transfer by the original holder other than to another Class A Common Stockholder, or at any time at the written request of the original holder.

         The holders of Class A Common Shares are entitled to two (2) votes per Class A Common Shares and the holders of ordinary Common Shares shall be entitled to one (1) vote per ordinary Common Share respecting all matters on which holders of Common Shares shall be entitled to vote.

DIVIDEND RIGHTS

         All shares of both classes of common stock are entitled to share equally on a per share basis in such dividends as the BOARD OF DIRECTORS may declare from sources legally available therefore.

LIQUIDATION OF RIGHTS

         Upon liquidation, partial return of capital, or dissolution of the Corporation, whether voluntary or involuntary, all shares of common stock are entitled to share equally in the assets available for distribution to common stockholders after payment of all prior obligations or the Corporation.

                     ARTICLE V. DENIAL OF PREEMPTIVE RIGHTS

         No holder of any share of the Corporation shall, because of his ownership of shares, have a preemptive or other right, to purchase, subscribe for or take any part of any shares or any part of the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of the Corporation issued, optioned or sold by the Corporation, whether the shares be authorized by this Article of Incorporation or be authorized by an amended article duly filed and in effect at the time of the issuance or sale of such shares or such notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of the Corporation. Any part of the shares authorized by this Article of Incorporation, or by an amended Article duly filed, or any part of the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of the Corporation, may at any time be issued, optioned for sale and sold or disposed of by the Corporation pursuant to resolution of its Board of Directors to such persons and upon such terms and conditions as may, to such Board, seem proper and advisable without first offering to existing shareholders the said shares or the said notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of the Corporation, or any part of any thereof.

                           ARTICLE VI. INITIAL CAPITAL

         The amount of capital with which this Corporation will begin business is not less than Three Hundred Dollars ($300.00).

                         ARTICLE VII. TERM OF EXISTENCE

         This Corporation is to exist perpetually.

                              ARTICLE VIII. ADDRESS

         The street address of the principal office of this company in this sate is 200 Hypoluxo Road, Suite 201, Hypoluxo, Florida 33462.

                              ARTICLE IX. DIRECTORS

         This Corporation shall not have less than one Director. The number of Directors may be increased or decreased from time to time by the by-laws adopted by the stockholders, but shall never be less than one.

                   ARTICLE X. INITIAL DIRECTOR AND SUBSCRIBER

         The name and address of the initial Director and Subscriber of the Corporation is:

                                Charles R. Taylor
                                 6174 Boyd Lane
                                Lantana, FL 33462

                             ARTICLE XI. AMENDMENTS

         These Articles of Incorporation may be amended in the manner provided by law. Every amendment shall be approved by the Board of Directors proposed by them to the stockholders, and approved at the stockholders meeting by a majority of the stock entitled to vote thereof, unless all of the directors and all of the stockholders sing a written statement manifesting their intention that a certain amendment of these Articles of Incorporation be made.


IN WITNESS WHEREOF, the subscribing incorporator has hereunto set his hand and seal this 7th day of April, 1987.

                                                       /s/ Charles R. Taylor
                                                      --------------------------
                                                      Charles R. Taylor
                                                      Incorporator

STATE OF FLORIDA

COUNTY OF PALM BEACH

Before me personally appeared CHARLES R. TAYLOR to me well known and known to me to be the individual described in and who executed the foregoing Articles of Incorporation and acknowledged to and before me that he executed said Articles of Incorporation for the purpose therein expressed.

WITNESS my hand and official seal this 7th day of April, 1987.

                                                       /s/ Christina Weatherman
                                                      --------------------------
                                                      Notary Public
                                                      State of Florida at Large.
My commission expires:                                (SEAL)
         [seal]

                                STATE OF FLORIDA

                               DEPARTMENT OF STATE

Certificate Designating Place of Business or Domicile for the Service of Process within the State, Naming Agent Upon Whom Process may be Served and Names and Addresses of the Officers and Directors.

                    ----------------------------------------

The following is submitted, in compliance with Chapter 48.091, Florida Statutes:

                     ---------------------------------------

A corporation organized (or organizing) under the laws of the State of Florida with the principal office at 200 Hypoluxo Road, Suite 201, Hypoluxo, Florida 33462., as its agent to accept process within this state.

Officers:

    NAME                       TITLE                    SPECIFIC ADDRESS
    ----                       -----                    ----------------

Charles R. Taylor             Director                  6174 Boyd Lane
                                                        Hypoluxo, FL 33462

                                    By: /s/ Charles R. Taylor
                                       ----------------------------


ACCEPTANCE:

I agree as Resident Agent to accept Service of Process: to keep office open during prescribed hours; to post my name (any other officer of said corporation authorized to accept service of process at the above Florida designated address) in some conspicuous place in office as required by law.

Filing fee:                                            /s/ Charles R. Taylor
                                                      --------------------------
                                                      Charles R. Taylor
                                                      Resident Agent